Exhibit 99.1

November 12, 2019

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
AND NINE MONTH RESULTS

Cranford, New Jersey — November 12, 2019 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today announced its results for the thirteen and thirty-nine week periods ended September 28, 2019.

Tofutti Brands reported net sales for the thirteen weeks ended September 28, 2019 of $3,122,000 compared to net sales of $2,841,000 for the thirteen weeks ended September 29, 2018. The increase is attributable to a $443,000 increase in sales in the vegan cheese product category, which was partially offset by a $162,000 reduction in frozen dessert and frozen food products sales. Frozen dessert sales were negatively impacted by the unavailability of certain frozen novelties that our former manufacturing plant had produced. Certain of these novelties became available in the fourth quarter of this year. The Company’s gross profit increased to $892,000 for the thirteen weeks ended September 28, 2019 from $828,000 for the thirteen weeks ended June 30, 2018, while its gross profit percentage was 29% for both periods. Gross profit percentage in the third quarter of 2019 was negatively impacted by increases in freight out expense and sales discounts and allowances. The Company incurred a net loss of $40,000, or $(0.01) per share (basic and diluted), for the thirteen weeks ended September 28, 2019, compared to a net loss of $96,000, or $0.02 per share (basic and diluted), for the thirteen weeks ended September 29, 2018.

Net sales for the thirty-nine week period ended September 28, 2019 were $9,766,000 compared to net sales of $10,058,000 for the thirty-nine week period ended September 29, 2018, a decrease of $292,000. The Company’s gross profit for the thirty-nine week period ending September 28, 2019 was $2,735,000 compared to $3,122,000 for the thirty-nine week period ending September 29, 2018, due to the decrease in sales. The Company’s gross profit percentage was 28% for the thirty-nine weeks ended September 28, 2019 compared to 31% for the thirty-nine week period ended September 29, 2018. The decrease in our gross profit percentage was primarily due to an increase in our frozen dessert product costs, which were negatively impacted by start-up costs incurred at a new production facility during 2019. Our gross profit and gross profit percentage were also negatively impacted by an increase in sales discounts and allowances. The Company incurred a net loss of $79,000 or $(0.02) per share (basic and diluted) for the thirty-nine weeks ended September 28, 2019 compared to net income of $320,000, or $0.06 per share (basic and diluted), for the thirty-nine weeks ended September 29, 2018.

As of September 28, 2019, the Company had approximately $527,000 in cash and cash equivalents and working capital of $3,693,000, compared with approximately $558,000 in cash and cash equivalents and working capital of $3,896,000 at December 29, 2018.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “During the three and nine month periods ended September 28, 2019 our vegan cheese product revenues showed a modest increase despite lower export sales in the United Kingdom and Israel while our frozen dessert sales continued to be hampered by the unavailability of certain frozen novelties. We look forward to improved frozen dessert sales in the fourth quarter and into 2020 as these novelties became available in the beginning of the fourth quarter of 2019. We continue to believe that we are on the right track to produce consistent profitable operations,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share figures)

	Thirteen weeks ended September 28, 2019	Thirteen weeks ended September 29, 2018	Thirty-nine weeks ended September 28, 2019	Thirty-nine weeks ended September 29, 2018

Net sales	$3,122	$2,841	$9,766	$10,058
Cost of sales	2,230	2,013	7,031	6,936
Gross profit	892	828	2,735	3,122

Operating expenses	926	918	2,789	2,778

Income (loss) from operations	(34)	(90)	(54)	344
Interest expense	6	6	19	19
Income (loss) before income tax	(40)	(96)	(73)	325
Income tax expense	—	—	6	5

Net income (loss)	$(40)	$(96)	$(79)	$320

Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154

Earnings (loss) per common share:
Basic and diluted	$(0.01)	$(0.02)	$(0.02)	$0.06

TOFUTTI BRANDS INC.

Condensed Balance Sheets

(in thousands, except share and per share figures)

	September 28, 2019	December 29, 2018*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$527	$558
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $536 and $431, respectively	2,067	2,128
Inventories, net	1,808	1,714
Prepaid expenses and other current assets	51	82
Deferred costs	—	54
Total current assets	4,453	4,536

Deferred tax assets	217	217
Fixed assets (net of accumulated depreciation of $2 and $0)	148	121
Operating lease right-of-use assets	277	—
Other assets	19	16
	$5,114	$4,890
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$429	$368
Accrued expenses	331	272
Total current liabilities	760	640

Convertible note payable-long term-related party	500	500
Operating lease liabilities	183	—

Total liabilities	1,443	1,140

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at September 28, 2019 and December 29, 2018	52	52
Additional paid-in capital	207	207
Retained earnings	3,412	3,491
Total stockholders’ equity	3,671	3,750
Total liabilities and stockholders’ equity	$5,114	$4,890

See accompanying notes to condensed financial statements.

*Derived from audited financial information.